EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
BROWN-FORMAN TO DISTRIBUTE LENOX PROCEEDS OF $1.6533 PER SHARE
     Louisville, KY, April 5, 2007 — Brown-Forman Corporation announced today that $203.7 million, or $1.6533 per share, will be distributed on May 10, 2007 to stockholders of record on April 5, 2007. The company previously announced an estimated cash distribution (net of fees) from the sale of its Consumer Durables segment, excluding Hartmann.
     Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel’s, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.
     Important Note on Forward-Looking Statements:
This release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “expect,” “believe,” “intend,” “estimate,” “will,” “anticipate,” and “project,” and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman’s historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:
•	changes in general economic conditions, particularly in the United States where we earn a significant portion of our profits;

•	lower consumer confidence or purchasing in the wake of catastrophic events;

•	tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;

•	limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or globally;

•	adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;

•	a strengthening U.S. dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and the Mexican Peso;

•	reduced bar, restaurant, hotel and travel business, including travel retail, in the wake of terrorist attacks;

•	lower consumer confidence or purchasing associated with high energy prices;

•	longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;

•	changes in distribution arrangements in major markets that limit our ability to market or sell our products;

•	increases in the price of energy or raw materials, including grapes, grain, wood, glass, plastic, and agave;

•	excess wine inventories or a world-wide oversupply of grapes;

•	termination of our rights to distribute and market agency brands included in our portfolio;

•	counterfeit production of our products could adversely affect our intellectual property rights, brand equity and operating results; and

•	adverse developments as a result of state investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.